Exhibit d(ix)(e)

October 26, 2022

Board of Trustees

SA Funds – Investment Trust

8182 Maryland Avenue, Suite 500

St. Louis, MO 63105

RE: Amended and Restated Fee Waiver and Expense Reimbursement Letter Agreement

Each fund listed on the attached Schedule A (each, a “Fund”) is a series of the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”). The Trust, on behalf of each Fund, has entered into an investment advisory and administrative services agreement with Buckingham Strategic Partners, LLC, as successor to BAM Advisor Services, LLC (“BSP”), whereby BSP provides investment advisory and administrative services to each fund (the “Advisory Agreement”).

The Adviser hereby agrees, with respect to each Fund, for so long as this agreement is in effect, to waive the fees payable to the Adviser under the Advisory Agreement with respect to the Fund or to reimburse the operating expenses allocable to the Fund, to the extent that the Fund’s operating expenses (excluding interest, taxes, brokerage commissions, redemption liquidity service expenses, acquired fund fees and expense and extraordinary expenses) (“Operating Expenses”) exceed, in aggregate, the rate per annum as set forth in Schedule A.

The foregoing expense limitations, effective October 26, 2022 (the “Effective Date”), shall remain effective for all Funds until October 28, 2025. This agreement may only be amended or terminated with the approval of the Trust’s Board of Trustees.

This agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the state of California, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance in the counterpart listed below, and return the same to the Adviser.

Best regards,

Buckingham Strategic Partners, LLC

By:	/s/ Alexander B. Potts
Name:	Alexander B. Potts
Title:	President

The foregoing agreement is hereby accepted as of the date shown above:

SA Funds – Investment Trust

On behalf of each Fund listed in Schedule A to this agreement

By:	/s/ Alexander B. Potts
Name:	Alexander B. Potts
Title:	President and CEO

Schedule A

Fee Cap

Fund	(Shown is the Resulting Ratio of Total Annual Fund Operating Expenses Expressed as a Percentage)
SA U.S. Fixed Income Fund	0.40%
SA Global Fixed Income Fund	0.55%
SA U.S. Core Market Fund	0.65%
SA U.S. Value Fund	0.75%
SA U.S. Small Company Fund	0.90%
SA International Value Fund	0.90%
SA International Small Company Fund	0.55%
SA Emerging Markets Value Fund	1.04%
SA Real Estate Securities Fund	0.75%